Exhibit 99.1

Contact: Michael Baehr VP of Corporate Communications & Investor Relations Wireless Facilities, Inc. 858.228.2799 Direct michael.baehr@wfinet.com

FOR IMMEDIATE RELEASE

WFI ANNOUNCES FINAL COLLECTION OF AMOUNTS DUE FROM SALE OF MEXICO BUSINESS, PLANNED SALE OF UNDERPERFORMING BUSINESSES, COST REDUCTIONS AND REFOCUSING OF STRATEGY TO CAPITALIZE ON DOMESTIC OPPORTUNITIES

Actions Focus on Minimizing Obstacles to Improving Profitability in 2007

Company Expects Lower Performance for Fourth Quarter

SAN DIEGO, CA, JANUARY 3, 2007—WFI (NASDAQ: WFII), a leader in the design, deployment, and management of wireless communication networks, information technology solutions and security systems, announced today an aggressive plan to reduce the Company’s operating expenses and improve profitability and free cash flow by divesting or exiting portions of its businesses where critical mass and profitability has not been achieved, and by reducing certain operational costs.  This plan includes the sale of WFI’s EMEA business, its remaining South American operations, reducing certain general and administrative costs, and implementing organizational changes.  These actions are being taken to further enhance the Company’s focus on existing higher-margin business segments and emerging domestic opportunities in growth areas such as higher-end engineering services including 3G, 4G and WiMAX, spectrum relocation and program management.

WFI also announced today that it will take a one time charge in the fourth quarter of 2006 of approximately $7.5 million to remove the ongoing expense for employee stock options.  Additionally, WFI announced that it has received the last and final payments totaling $9.5 million from the sale of its Mexico business operations.  These funds have been utilized to pay down net debt to approximately $46 million, which was primarily incurred to fund the acquisition of Madison Research Corporation.  With the net impact of the one-time charge to reduce stock option expense, along with preliminary results for operating performance which are less than comparable periods, and with the estimated impact of the restructuring steps the Company has taken, WFI expects to report lower performance in the fourth quarter and full-year 2006 than in recent comparable periods in 2005 and 2006.  However, the Company believes the actions announced today should ultimately improve future profitability and maximize shareholder value.

“As we complete 2006 and look forward to a productive 2007, we have continued our plan to further eliminate unpredictable, under-performing and non-essential elements of our business where we don’t already have a critical mass established,” said Eric DeMarco, president and CEO of WFI.  “The businesses addressed in today’s announcement are expected to incur aggregate estimated losses of approximately $3 million for WFI in 2006.  In keeping with our transition strategy to reduce or eliminate risk and under-performing business, we have made the decision to sell or exit these businesses.  A year ago we made a similar decision with our Mexico business, and we have now successfully completed that transaction.  In keeping with our stated strategy, the cash collected from the sale of Mexico was immediately utilized as part of our acquisition plan to continue growing more predictable, higher backlog, and sustainable businesses that have the potential to generate more profit.  Additionally, in conjunction with our planned dispositions of our EMEA and South American businesses, we are carefully reviewing every area of our business to reduce or eliminate non-essential ongoing overhead or administrative costs.  The program we are outlining today includes several steps already taken in the fourth quarter to immediately reduce our operating costs, and improve profitability going forward.   As a leaner and highly focused organization, we have restructured certain of our internal operations to place greater emphasis on the higher-margin business areas we already serve, as well as the significant and expanding number of opportunities presented by the AWS Auction.  We believe that collectively these actions should help position WFI more favorably from a financial perspective, remove obstacles to improving profitability and EBITDA, and ultimately drive greater shareholder value.”

To support WFI’s strategy of reducing costs and optimizing its business operations, the Company has taken the following steps:

•                  Sale of Europe, Middle East and Africa (EMEA) Business Operation—WFI has signed a Letter of Intent to sell its EMEA operation.  The cash proceeds from the sale are expected to be approximately $5 million, subject to an escrow holdback of approximately 10%, and will be paid in an all-cash transaction.  The sale of EMEA is expected to be consummated and closed by the end of first quarter 2007, including the receipt of the entire purchase price.  Further details will be announced once the transaction is consummated.

•                  Intended Sale of South American Operations—WFI is in the process of actively selling its remaining operations in South America.

These international businesses planned for disposition incurred estimated aggregate losses of approximately $3 million in 2006.

•                  Facility Consolidation—As a result of a significant number of WFI employees recently moving to a customer site, and therefore in an effort to reduce operating costs, WFI consolidated its facility in San Diego in the fourth quarter.  The Company is exploring similar actions in some of its other major regional locations throughout the United States.  WFI is actively marketing the excess space to locate a subtenant.  The Company expects to record an approximate $2 - 3 million excess facility charge in the fourth quarter to reflect the estimated accrual necessary for the unused space.  These actions should reduce annual operating expense by approximately $400,000.

•                  Significant Reduction  of Stock Option Compensation Expense—WFI also announced today that it will substantially eliminate its stock compensation expense associated with current, outstanding and unvested employee stock options under accounting rule SFAS 123R, by accelerating vesting of all outstanding employee stock options issued prior to June 30, 2006.

In total, the Company has expensed approximately $2.4 million for employee stock compensation in 2006.   This acceleration of vesting will result in the one-time charge of approximately $7.5 million in the fourth quarter of 2006, which reflects substantially all of the remaining unamortized stock option expense that WFI would have been recording through 2009.  This action will have no negative impact or increase to fully diluted outstanding shares, and is expected to immediately improve the net operating results of WFI by several million dollars annually.

Additionally, in conjunction with this action, WFI is discontinuing the use of stock options as a broad-based form of incentive compensation. Beginning in 2007, WFI will utilize other forms of equity-based incentives such as restricted stock, or Restricted Stock Units (RSUs), on a limited basis.

WFI believes the changes announced today regarding the use of stock-based incentives for employees are in line with similar actions by other pubic companies to eliminate or reduce stock option expenses by accelerating vesting of employee stock options.

•                  Internal Organizational Changes—Consistent with WFI’s focus on higher-margin businesses and emerging growth opportunities such as 3G, 4G, WiMAX, spectrum relocation and management, the Company has consolidated sales, general and administrative positions throughout WFI, further reducing future costs immediately in 2007 and going forward.

DeMarco continued, “The expected sale of WFI’s operations in EMEA, and the planned sale of our operations in South America, is a significant step towards eliminating ongoing impediments to achieving overall sustained corporate profitability.  While we have been successful in these areas from a customer footprint perspective, we have not been able to achieve the size or critical mass necessary to support the infrastructure required to operate profitably in these regions.    We intend on selling or exiting these businesses as quickly as possible.  We currently expect the sale of EMEA will generate a gain, which will be more than offset by an expected impairment charge to reduce the current carrying value to the initial indications of estimated fair value related to the disposition of our remaining South American operations, all of which will be reflected as discontinued operations in 2006.  We expect that the actions announced today will allow WFI to improve overall working capital requirements, reduce expenses, improve profitability, and focus on opportunities in the domestic carrier business, and activities resulting from the recent AWS auction.”

“Other steps we have taken to reduce our costs include the consolidation of our facilities in San Diego, organizational changes, and the accelerated vesting of employee stock options to remove the ongoing charge of expensing these stock options.  Together, these reductions to SG&A should have a positive impact on WFI’s future cash flow, EBITDA and earnings, and are expected to ultimately result in greater shareholder value for the company.”

“Following these actions and as we begin 2007, WFI is acutely focused in the following areas:

•                  Pursuing higher margin opportunities arising from the Advanced Wireless Services spectrum auction.  We are already starting to experience positive indications of increased opportunity arising from this initiative;

•                  Completing the integration of MRC into WFI as a result of our recent acquisition, and focusing on internal growth within our Federal Government business;

•                  Continued focus on cash flow, EBITDA and the pay down of debt associated with the MRC acquisition, and positioning for our next acquisition;

•                  Achieving operational efficiencies, continued reduction in accounts receivable day’s sales outstanding and improved cash flow;

•                  And, ultimately, eliminating or mitigating the risk and distraction to our business plan, and the successful execution of our strategy.

We are continuing to execute our transition strategy with a clear vision for the future, and the actions announced today will help us sharpen our focus domestically, where we have a significant and sustainable critical mass.”

WFI will hold a conference call to discuss these actions today at 2:00 p.m. Pacific Time.  The call will be web cast over the Internet and can be accessed at WFI’s website at www.wfinet.com.

About WFI

Headquartered in San Diego, CA, WFI is an independent provider of systems engineering, network services and technical outsourcing for the world’s largest wireless carriers, enterprise customers and for government agencies.  The company provides the design, deployment, integration, and the overall management of wired and wireless networks which deliver voice and data communication, and which support advanced security systems.  WFI has performed work in over 100 countries since its founding in 1994. News and information are available at www.wfinet.com. (code: WFI-mb)

Notice Regarding Forward-Looking Statements

This news release contains certain forward-looking statements including, without limitation, expressed or implied statements concerning the Company’s expectations regarding the timing and terms of the anticipated divestitures of its EMEA and South American operations, the financial statement impacts of the actions announced today, future financial performance and cash flows and market developments that involve risks and uncertainties. Such statements are only predictions, and the Company’s actual results may differ materially. Factors that may cause the Company’s results to differ include, but are not limited to: risks that the planned sale of the EMEA and/or South American operations will not be completed on the terms or timing anticipated, or at all, particularly in light of the fact that the Company has no binding arrangement to complete such divestiture; risks that the actions announced today will have an adverse impact on the performance or morale of employee personnel or on customer relations; risks associated with the integration of MRC into WFI Government Services; risks associated with debt leverage; risks that the anticipated benefits of the divestitures and organizational changes will not be achieved; risks that the reductions in overhead expenses will cause unanticipated expenses or loss of anticipated benefits; changes in the scope or timing of the Company’s projects; changes or cutbacks in spending by the U.S. Department of Defense, which could cause delays or cancellations of key government contracts; slowdowns in telecommunications infrastructure spending in the United States and globally, which could delay network deployment and reduce demand for the

Company’s services; the timing, rescheduling or cancellation of significant customer contracts and agreements, or consolidation by or the loss of key customers;  failure to successfully consummate acquisitions or integrate acquired operations;  the rate of adoption of telecom outsourcing by network carriers and equipment suppliers; the rate of growth of adoption of WLAN and wireless security systems by enterprises; and competition in the marketplace which could reduce revenues and profit margins. The Company undertakes no obligation to update any forward-looking statements. These and other risk factors are more fully discussed in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2006 and in other filings made with the Securities and Exchange Commission.